Exhibit (8)(ee)(iii)
AMENDMENT TO FUND PARTICIPATION AGREEMENT
(Service Shares)
     This Amendment to the Fund Participation Agreement (“Agreement”) dated March 1, 2001, between Janus Aspen Series, an open-end management investment company organized as a Delaware statutory trust (the “Trust”), and Annuity Investors Life Insurance Company, an Ohio life insurance company (the “Company”) is effective as of May 1, 2008.
AMENDMENT
     For good and valuable consideration, the receipt of which is hereby acknowledged, the parties agree to amend the Agreement as follows:
     1. Schedule A of this Agreement shall be deleted and replaced with the attached Schedule A.
     2. All other terms of the Agreement shall remain in full force and effect.
     IN WITNESS WHEREOF, the parties have caused their duly authorized officers to execute this Amendment as of the date and year first above written.

ANNUITY INVESTORS LIFE INSURANCE COMPANY			JANUS ASPEN SERIES

By:	/s/ John P. Gruber		By:	/s/ Stephanie Grawerholz-Lofton

	Name:	John P. Gruber		Name:	Stephanie Grawerholz-Lofton
	Title:	Senior Vice President General Counsel & Chief Compliance Officer		Title:	Vice President

Schedule A
Separate Accounts and Associated Contracts

Name of Separate Account and Date	Contracts Funded
Established by the Board of Directors.	By Separate Account

Annuity Investors Variable Account A (established May 26, 1995)	The Commodore Americus Individual Flexible Premium Deferred Annuity

The Commodore Nauticus Group Flexible Premium Deferred Annuity

Annuity Investors Variable Account C (established on November 7, 2001)	The Commodore Helmsman Individual Flexible Premium Deferred Annuity

The Commodore Majesty Individual Flexible Premium Deferred Annuity

Transition20 Individual Flexible Premium Deferred Annuity

Flex(b) Individual Flexible Premium Deferred Annuity

ContributorPlus Individual Flexible Premium Deferred Annuity

Access100 Individual Flexible Premium Deferred Annuity

TotalGroup Group Flexible Premium Deferred Annuity